Exhibit 99.1

Graham Holdings Completes Acquisition of Leaf Group Ltd.

ARLINGTON, VA –June 14, 2021− Graham Holdings Company (NYSE: GHC) reported today that it has closed on the previously announced acquisition of Leaf Group Ltd. (NYSE: LEAF) for $8.50 per share in an all cash transaction valued at approximately $323 million.

Headquartered in Santa Monica, CA, Leaf Group is a consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker).

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Contact:                 Pinkie Mayfield

(703) 345-6450

Pinkie.Mayfield@ghco.com